EXHIBIT 11.1

Computation  of  average  number  of  shares   outstanding  in  accordance  with
Securities and Exchange Commission Act of 1934, Release No. 9083

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
                                                       October 31, 1995           October 31, 1994            October 31, 1993
PRIMARY

Weighted average number of voting and
non-voting common shares outstanding                       9,211,433                  9,196,888                    8,446,448

Assumed  exercise of certain  non-voting
stock options based on average  market
value and shares reserved for issuance
under employee stock purchase plan                            77,104                    276,071                      401,883

Weighted average number of shares used in
primary per share computations                             9,288,537                  9,472,959                    8,848,331

FULLY DILUTED

Weighted average number of voting and
non-voting common shares outstanding                       9,211,433                  9,196,888                    8,446,448

Assumed exercise of certain  non-voting
stock options based on higher of average
or closing  market value and shares
reserved for issuance  under employee
stock purchase plan                                          322,774                    283,680                      429,169

Weighted average number of shares used in fully
diluted per share computations                             9,534,207                  9,480,568                    8,875,617
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